Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reserve reports setting forth the interests of Plains Exploration & Production Company and its subsidiaries (collectively, “Plains”) relating to the estimated quantities of certain of Plains’ proved reserves of oil and gas and present values thereof for certain periods originally included in Plains’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

May 14, 2010